Exhibit 99.1
For Release on April 28, 2010
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS
New York, NY – April 28, 2010 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the first quarter ended March 31, 2010.
First Quarter Overview:
•	Revenue decreased 7.1% in Q1 2010 compared to Q1 2009.

•	Comparable club revenue decreased 6.0% in Q1 2010 compared to Q1 2009.

•	Total member count increased 1.9% to 495,000 as of March 31, 2010 compared to 486,000 as of December 31, 2009.

•	Membership attrition averaged 3.5% per month in Q1 2010 compared to 3.6% per month in both Q1 2009 and Q4 2009.

•	Loss per share was ($0.03) in Q1 2010.

•	Q1 2010 results include fixed asset impairment and severance charges, net of taxes, of $487,000 or ($0.02) per share. Q1 2009 results included fixed asset impairment charges, severance charges and early lease termination costs, net of taxes, of $1.4 million or ($0.06) per share.
Robert Giardina, Chief Executive Officer of TSI, commented: “I am very excited to be back with Town Sports and looking forward to the opportunity to once again work with a brand that I am so passionate about and help move this company forward. Our mission is to build on our enhanced member experience and improved retention levels by reinvigorating our sales process and driving more new members through our doors. Our first quarter financial results, including our net new member increase, were in line with our expectations and our outlook for new member gains for 2010 remains the same. While we have a lot of hard work ahead of us, we are also motivated by the opportunities we see.”
Quarter Ended March 31, 2010 Financial Results:
Revenue (in $’000s) was comprised of the following:

	Quarters Ended March 31,
	2010		2009
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$92,809	78.8%	$100,708	79.5%	(7.8)%
Initiation fees	2,024	1.7%	3,164	2.5%	(36.0)%

Membership revenue	94,833	80.5%	103,872	82.0%	(8.7)%

Personal training revenue	14,799	12.6%	15,001	11.8%	(1.3)%
Other ancillary club revenue	6,963	5.9%	6,595	5.2%	5.6%

Ancillary club revenue	21,762	18.5%	21,596	17.0%	0.8%
Fees and other revenue	1,164	1.0%	1,241	1.0%	(6.2)%

Total revenue	$117,759	100.0%	$126,709	100.0%	(7.1)%

Total revenue for Q1 2010 decreased $9.0 million, or 7.1%, compared to Q1 2009. For Q1 2010, revenues increased $2.6 million at the 11 clubs opened or acquired subsequent to March 31, 2008 offset by decreases in revenue of 7.5% or $9.0 million at our clubs opened or acquired prior to March 31, 2008 and $2.6 million related to the 12 clubs that were closed subsequent to March 31, 2008.
Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 6.0% in Q1 2010 compared to Q1 2009.

Operating expenses:

	Quarter Ended March 31,
	2010	2009	Expense %
	Expense % of Revenue		Variance
Payroll and related	41.2%	40.0%	(4.4)%
Club operating	36.9%	36.8%	(6.7)%
General and administrative	7.6%	6.6%	7.1%
Depreciation and amortization	11.6%	11.3%	(4.5)%
Impairment of fixed assets	0.3%	0.9%	(65.6)%

Operating expenses	97.6%	95.6%	(5.1)%

Total operating expenses decreased 5.1% for Q1 2010 compared to Q1 2009. Operating margin was 2.4% for Q1 2010 compared to 4.4% for Q1 2009. Operating expenses were impacted by the following:

Q1 2010 vs.
Q1 2009
% Variance
Total months of club operation	(4.4)%
Total member club usage	(2.2)%
     Club operating. In addition to the 4.4% decrease in total months of club operation and the 2.2% decrease in total member club usage, in Q1 2010, we had decreases in operating expenses related to laundry and towel efficiencies of $1.2 million when compared to Q1 2009.
     General and administrative. Increases in Q1 2010 general and administrative expenses compared to Q1 2009 were principally attributable to increases in legal and consulting fees and costs related to our first annual leadership conference in Q1 2010. Offsetting these increases were decreases in general liability insurance expense due to a reduction in claims activity and therefore a reduction of claims reserves.
     Depreciation and amortization. For Q1 2010 compared to Q1 2009, depreciation and amortization decreased due to the closing of six clubs subsequent to March 31, 2009, the accelerated depreciation related to clubs closed prior to lease expiration dates in Q1 2009 and the effect of the fixed asset impairment write-offs in the year ended December 31, 2009.
     Impairment of fixed assets. For Q1 2010 and Q1 2009, losses of $389,000 and $1.1 million, respectively, were recorded representing impairment of fixed assets at two and four underperforming clubs, respectively.
Net Loss for Q1 2010 was $732,000 compared to net income of $639,000 for Q1 2009.
Cash flow from operating activities for Q1 2010 totaled $17.6 million, a decrease of $5.0 million from Q1 2009, which was primarily related to the increase in cash paid for interest of $7.2 million and a decrease in earnings.
Second Quarter 2010 Business Outlook:
We are limiting our guidance to the second quarter of 2010. Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the second quarter of 2010 includes the following:
•	Revenue for Q2 2010 is expected to be between $116.5 million and $117.5 million versus $123.9 million for Q2 2009. As percentages of revenue, we expect Q2 2010 payroll and related expenses to approximate 41.0%, club operating expenses to approximate 37.5%, general and administrative expenses to approximate 7.5%.

•	In Q2 2010, we expect to record fixed asset impairment charges of approximately $1.7 million related to a future club closing. On April 23, 2010, one of our landlords exercised its right to terminate the lease before its stated expiration date and we expect we will close the club in Q3 2010. Assuming a 60% effective tax rate, this results in a charge of ($0.03) per share.

•	Including the aforementioned $1.7 million of expected fixed asset impairment charges, we expect a net loss for Q2 2010 of between $1.2 million and $1.7 million, and loss per share to be in the range of ($0.05) per share to ($0.08) per share, assuming a 60% effective tax rate and 22.6 million weighted average fully diluted shares outstanding.

Investing Activities Outlook:
For the year ending December 31, 2010, we currently plan to invest $32.0 million to $35.0 million in capital expenditures. This is down from $49.3 million of capital expenditure investing activity in 2009. We expect that this 2010 amount will include $23.5 million to continue to upgrade existing clubs and $7.0 million principally related to major renovations at clubs with recent lease renewals and upgrading our in club entertainment system network. We also expect to invest $1.5 million to $2.5 million to enhance our management information systems.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Second Quarter 2010 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 161 fitness clubs as of March 31, 2010, comprising 109 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 495,000 members. For more information on TSI, visit http://www.mysportsclubs.com.
The Company will hold a conference call on Wednesday, April 28, 2010 at 4:30 PM (Eastern) to discuss the first quarter 2010 results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning April 29, 2010.
From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2010 and December 31, 2009
(All figures in $’000s)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$25,046	$10,758
Accounts receivable, net	5,035	4,295
Inventory	298	224
Prepaid corporate income taxes	442	1,274
Prepaid expenses and other current assets	7,383	10,264

Total current assets	38,204	26,815
Fixed assets, net	328,401	340,277
Goodwill	32,636	32,636
Intangible assets, net	100	149
Deferred tax assets, net	52,480	50,581
Deferred membership costs	5,089	6,079
Other assets	10,466	10,929

Total assets	$467,376	$467,466

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$1,850	$1,850
Accounts payable	4,772	6,011
Accrued expenses	26,388	23,656
Accrued interest	2,778	6,573
Deferred revenue	38,813	35,346

Total current liabilities	74,601	73,436
Long-term debt	316,050	316,513
Deferred lease liabilities	70,642	71,438
Deferred revenue	2,040	1,488
Other liabilities	12,750	12,824

Total liabilities	476,083	475,699
Stockholders’ deficit:
Common stock	23	23
Paid-in capital	(22,185)	(22,572)
Accumulated other comprehensive income (currency translation adjustment)	1,198	1,327
Retained earnings	12,257	12,989

Total stockholders’ deficit	(8,707)	(8,233)

Total liabilities and stockholders’ deficit	$467,376	$467,466

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the quarters ended March 31, 2010 and 2009
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarter Ended March 31,
	2010	2009
Revenues:
Club operations	$116,595	$125,468
Fees and other	1,164	1,241

	117,759	126,709

Operating Expenses:
Payroll and related	48,511	50,747
Club operating	43,468	46,610
General and administrative	8,939	8,347
Depreciation and amortization	13,654	14,296
Impairment of fixed assets	389	1,131

	114,961	121,131

Operating income	2,798	5,578
Interest expense	5,184	5,277
Interest income	(18)	(1)
Equity in the earnings of investees and rental income	(536)	(611)

(Loss) income before (benefit) provision for corporate income taxes	(1,832)	913
(Benefit) provision for corporate income taxes	(1,100)	274

Net (loss) income	$(732)	$639

(Loss) earnings per share:
Basic	$(0.03)	$0.03
Diluted	$(0.03)	$0.03
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	22,605,236	23,207,417
Diluted	22,605,236	23,245,843

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the quarters ended March 31, 2010 and 2009
(All figures in $’000s)
(Unaudited)

	Quarters Ended March 31,
	2010	2009
Cash flows from operating activities:
Net (loss) income	$(732)	$639
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	13,654	14,296
Impairment of fixed assets	389	1,131
Non-cash interest expense on Senior Discount Notes	—	1,203
Amortization of debt issuance costs	253	200
Non-cash rental expense, net of non-cash rental income	(934)	(245)
Compensation expense incurred in connection with stock options and common stock grants	369	415
Increase in deferred tax asset	(1,899)	(1,000)
Net change in certain working capital components	5,485	2,042
Decrease in deferred membership costs	990	469
Landlord contributions to tenant improvements	100	1,958
(Decrease) increase in insurance reserves	(229)	1,512
Other	172	(41)

Total adjustments	18,350	21,940

Net cash provided by operating activities	17,618	22,579

Cash flows from investing activities:
Capital expenditures	(2,809)	(18,460)

Net cash used in investing activities	(2,809)	(18,460)

Cash flows from financing activities:
Proceeds from borrowings on Revolving Loan Facility	—	41,000
Repayment of borrowings on Revolving Loan Facility	—	(42,000)
Repayment of long term borrowings	(463)	(463)
Change in book overdraft	—	174
Repurchase of common stock	—	(5,355)
Proceeds from stock option exercises	18	—

Net cash used in financing activities	(445)	(6,644)

Effect of exchange rate changes on cash	(76)	(263)

Net increase (decrease) in cash and cash equivalents	14,288	(2,788)
Cash and cash equivalents beginning of period	10,758	10,399

Cash and cash equivalents end of period	$25,046	$7,611

Summary of the change in certain working capital components:
Increase in accounts receivable	$(752)	$(958)
Increase in inventory	(74)	(179)
Decrease in prepaid expenses and other current assets	2,740	1,148
Increase (decrease) in accounts payable, accrued expenses and accrued interest	2,527	(1,550)
(Decrease) increase in accrued interest on Senior Discount Notes	(3,807)	2,538
Change in prepaid corporate income taxes and corporate income taxes payable	831	546
Increase in deferred revenue	4,020	497

Net change in certain working capital components	$5,485	$2,042